Exhibit 5.1

September 24, 2021

Anavex Life Sciences Corp.

51 West 52nd Street, 7th Floor

New York, New York 10019-6163

           Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Anavex Life Sciences Corp., a Nevada corporation (the “Company”) in connection with the automatic shelf registration statement on Form S-3 (the “Registration Statement”) filed on the date of this letter by the Company, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) along with (i) the base prospectus filed with and forming part of the Registration Statement (the “Base Prospectus”) relating to the registration of an indeterminate number or amount, as the case may be, of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) the sales agreement prospectus filed with and forming part of the Registration Statement (the “Sales Agreement Prospectus”, collectively with the Base Prospectus, the “Prospectus”) relating to the registration of up to $150,000,000 in aggregate initial offering price of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which may be sold and issued to Cantor Fitzgerald & Co. and SVB Leerink LLC (collectively, the “Sales Agents”) pursuant to an amended and restated sales agreement between the Sales Agents and the Company dated as of May 1, 2020 (the “Sales Agreement”). Capitalized terms used but not defined in this opinion letter have the meanings given to those terms in the Registration Statement and Prospectus.

This opinion is being furnished in connection with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act, and no opinion is expressed in this letter as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated in this letter with respect to the issuance of the Common Stock and Shares.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement and Prospectus. For purposes of rendering this opinion, we have examined the Registration Statement, the Prospectus, the Company’s articles of incorporation, as amended, and amended and restated bylaws, as amended, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon certificates made by officers of the Company.

Snell & Wilmer is a member of LEX MUNDI, The Leading Association of Independent Law Firms.

Anavex Life Science Corp.

September 24, 2021

In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed (i) the genuineness of signatures on the documents we have examined, (ii) the legal capacity and authority of the persons signing the documents we have examined, (iii) the truth and accuracy of all representations and warranties, (iv) that the issuance and sale of the Common Stock and Shares from time to time will be duly authorized, approved, and established by proper action of the Company, (v) that the Registration Statement and Prospectus have become effective and have been properly filed, (vi) the conformity to authentic documents of all documents submitted to us as copies, (vii) that all parties purchasing the Common Stock or Shares have or will comply with their obligations, including, without limitation, making the required payment for the Common Stock or Shares, (viii) that the Company will have sufficient authorized and unissued shares of common stock available with respect to any of the Common Stock or Shares issued after the date of this letter, and (ix) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in Nevada corporate law. We have not verified any of these assumptions.

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter:

1.            When an issuance of the Common Stock has been duly authorized by all necessary action of the Company, and, when such Common Stock has been issued and paid for pursuant to the applicable terms agreed to by the Company, the Common Stock will be validly issued, fully paid, and nonassessable; and

2.            When the issuance of the Shares has been duly authorized by all necessary action of the Company, and, when such Shares have been issued and paid for pursuant to the terms of the Sales Agreement, the Shares will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

Snell & Wilmer L.L.P.